Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2023, relating to the financial statements of Alliance Entertainment Holding Corp. (formerly known as Adara Acquisition Corp.) as of and for the years ended December 31, 2022 and 2021, which consists only the accounts of the pre-combination Adara Acquisition Corp. appearing in the Annual Report on Form 10-K of Alliance Entertainment Holding Corporation for the year ended December 31, 2022 filed on March 30, 2023.

/s/ WithumSmith+Brown, PC

New York, New York

April 26, 2023